Ankura Consulting Group, LLC's Consent	EXHIBIT 23

Union Carbide Corporation:

Ankura Consulting Group, LLC ("Ankura") hereby consents to the use of Ankura's name and the reference to Ankura's reports appearing in this Quarterly Report on Form 10-Q of Union Carbide Corporation for the quarter ended September 30, 2024.

Date: October 25, 2024

/s/ AMY BROCKMAN
Amy Brockman Senior Managing Director Ankura Consulting Group, LLC

21